IDEXX Laboratories Announces Fourth Quarter and Full Year Results

WESTBROOK, Maine, Jan. 27, 2012 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the fourth quarter of 2011 increased 8% to $307.2 million, from $283.8 million for the fourth quarter of 2010. Organic revenue growth, as defined below, was 7%. Earnings per diluted share ("EPS") for the quarter ended December 31, 2011 increased 8% to $0.67, compared to $0.62 for the same period in the prior year. Fourth quarter 2011 EPS includes a $3 million milestone payment earned related to the 2008 sale of product rights previously included in our pharmaceutical product line, which added $0.03 to EPS. Fourth quarter 2010 EPS of $0.62 included a similar milestone payment as well as the full year 2010 benefit from the reinstatement of the Federal Research and Development tax credit, which added a combined $0.06 to EPS.

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Organic revenue growth for the fourth quarter of 2011 excludes revenue from acquisitions, which contributed 1% to revenue growth, and the impact of changes in foreign currency exchange rates, which contributed less than 1% to revenue growth.

"I am pleased with our fourth quarter results, which marked the conclusion of a strong year," stated Jonathan Ayers, Chairman and Chief Executive Officer. "Our 7% organic growth in the fourth quarter, in an economic environment that is still not contributing significantly to our performance, demonstrates our continued success in bringing innovative products and services to our veterinary and other customers, as well as strong commercial execution in markets around the world."

"Our results reflect continued momentum of our initiatives aimed at helping veterinarians practice better medicine, run more efficient practices and increase their relevance with pet owners. Our global reference laboratory and consulting services business achieved 10% organic growth for the fourth consecutive quarter. Market response to our ProCyte Dx® and Catalyst Dx® instruments continues to be very positive around the world, as we achieved our highest quarterly placement levels for each of these instrument platforms, boding well for future consumable sales. Our pace of innovation continues with the launch of the Pet Health Network®, a valuable web-based resource through which pet owners can expand their knowledge of pet health. The Pet Health Network builds on our strong foundation of offerings that help veterinarians communicate the important role of diagnostic information to pet owners."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the fourth quarter of 2011 were $251.3 million compared to $229.0 million for the fourth quarter of 2010. Organic growth of 9% was due primarily to growth in our reference laboratory diagnostic and consulting services business and in our instrument and consumables business. In the reference laboratory diagnostic and consulting services business, revenues increased due to higher sales volumes driven primarily by the acquisition of new customers and, to a lesser extent, an increase in net sales prices. The revenue increase in our instruments and consumables business was largely the result of higher sales volumes of our Catalyst Dx® and ProCyte Dx® instruments and related consumables. Revenue from acquisitions contributed 1% to revenue growth and changes in foreign currency exchange rates contributed less than 1% to revenue growth.

Water. Water segment revenues for the fourth quarter of 2011 were $20.0 million compared to $19.2 million for the fourth quarter of 2010. Organic revenue growth of 4% was due primarily to higher Colilert® product sales volume driven by new account acquisitions. Changes in foreign currency exchange rates contributed less than 1% to revenue growth.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the fourth quarter of 2011 were $24.1 million compared to $24.6 million for the fourth quarter of 2010. The 3% decline in organic revenue was due, in part, to lower sales of Bovine Spongiform Encephalopathy ("BSE" or "mad cow disease") tests resulting from changes in European Union BSE testing requirements. Effective July 1, 2011, the age at which healthy cattle to be slaughtered are required to be tested for BSE in the European Union was increased from 48 to 72 months, which is reducing the population of cattle tested for this disease. Changes in foreign currency exchange rates contributed 1% to revenue growth.

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2011 increased $14.1 million, or 10%, to $158.9 million from $144.8 million for the fourth quarter of 2010. As a percentage of total revenue, gross profit increased to 52% from 51%. The increase in the gross profit percentage was due primarily to higher relative sales of higher margin products and ongoing focus on cost reductions and product quality, resulting in decreased manufacturing, freight and distribution costs and improved instrument reliability. Fourth quarter gross profit percentage is typically lower than gross profit percentage for the full year due to higher relative sales of lower margin instruments in the fourth quarter.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2011 was $83.4 million, or 27% of revenue, compared to $76.5 million, or 27% of revenue, for the fourth quarter of 2010. The increase in SG&A expense resulted primarily from higher sales and marketing personnel-related costs, partly offset by an incremental milestone payment earned during the quarter related to the 2008 sale of product rights previously included in our pharmaceutical product line, which was recorded as a reduction in expense. Research and development ("R&D") expense for the fourth quarter of 2011 was $20.2 million, or 7% of revenue, compared to $17.5 million, or 6% of revenue for the fourth quarter of 2010. The increase in R&D expense resulted primarily from increased personnel-related costs and higher external consulting and development costs.

Year-to-Date Results

Revenues for the year ended December 31, 2011 increased 10% to $1.219 billion, from $1.103 billion for the year ended December 31, 2010. Organic revenue growth for the year ended December 31, 2011 was 8%. Changes in foreign currency exchange rates contributed 2% to revenue growth and revenue from acquisitions contributed less than 1% to revenue growth for the year ended December 31, 2011.

EPS for the year ended December 31, 2011 increased 17% to $2.78, compared to $2.37 for the same period in the prior year. 2011 EPS includes an aggregate of $4 million in payments relating to the sale of certain product rights and to the sale of certain raw material inventory in connection with the 2008 restructuring of our pharmaceutical business, which added $0.04 to EPS. 2010 EPS included similar milestone payments, which added $0.03 to EPS.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and twelve months ended December 31, 2011.

Outlook for 2012

The Company provides the following updated guidance for the full year of 2012. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.25, the British pound at $1.53 and the Canadian dollar at $0.97 for the balance of 2012. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2012.

  Revenues are expected to be $1.30 to $1.31 billion, which represents reported revenue growth of 7% to 8% relative to 2011. Organic revenue growth, which excludes a projected 1% favorable impact of 2011 acquisitions and an unfavorable projected currency impact of approximately 2%, is estimated to be in the range of 8% to 9%. The reduction of $5 million to the high end of our range provided in October 2011 is the result of the unfavorable impact of currency net of the favorable impact of acquisitions in the fourth quarter of 2011. The increase of $5 million to the low end of our range reflects these factors as well as an increase to the low end of our projected range of organic revenue growth.
  EPS are expected to be $3.04 to $3.10, compared to our previous guidance of $3.00 to $3.10. Relative to our EPS guidance provided in October 2011, we expect a negative impact of currency will be offset by the favorable impacts of a slightly lower tax rate and lower weighted average share count. The increase to the low end of our guidance reflects these factors, as well as an increase to the low end of our organic revenue growth range.
  Free cash flow is expected to be approximately 110% of net income.(1)
  Capital expenditures are expected to be approximately $60 million.

(1) Free cash flow is a non-GAAP measure. It indicates the cash generated from operations and tax benefits attributable to share-based compensation arrangements, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter results and management's outlook. To participate in the conference call, dial 1-612-288-0337 or 1-800-230-1085 and reference confirmation code 234108. An audio replay will be available through February 3, 2012 by dialing 1-320-365-3844 and referencing replay code 234108.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,900 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into our marketing and sales practices; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2011	2010	2011	2010
Revenue:	Revenue	$ 307,201	$ 283,757	$ 1,218,689	$ 1,103,392
Expenses and
Income:	Cost of revenue	148,320	138,986	572,183	524,769
	Gross profit	158,881	144,771	646,506	578,623
	Sales and marketing	52,209	46,557	204,850	179,626
	General and administrative	31,170	29,931	129,389	126,519
	Research and development	20,203	17,479	76,042	68,597
	Income from operations	55,299	50,804	236,225	203,881
	Interest expense, net	(603)	(338)	(1,803)	(1,752)
	Income before provision for income taxes	54,696	50,466	234,422	202,129
	Provision for income taxes	16,698	14,086	72,668	60,809
Net Income:	Net income	37,998	36,380	161,754	141,320
	Less: Noncontrolling interest in subsidiary's
	(losses) earnings	(12)	9	(32)	36
	Net income attributable to stockholders	$ 38,010	$ 36,371	$ 161,786	$ 141,284
	Earnings per share: Basic	$ 0.68	$ 0.63	$ 2.85	$ 2.45
	Earnings per share: Diluted	$ 0.67	$ 0.62	$ 2.78	$ 2.37
	Shares outstanding: Basic	55,743	57,455	56,790	57,713
	Shares outstanding: Diluted	56,923	59,108	58,214	59,559

IDEXX Laboratories, Inc. and Subsidiaries Selected Operating Information(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2011	2010	2011	2010
Operating	Gross profit	51.7%	51.0%	53.0%	52.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.1%	27.0%	27.4%	27.7%
revenue):	Research and development expense	6.6%	6.2%	6.2%	6.2%
	Income from operations(1)	18.0%	17.9%	19.4%	18.5%

International	International revenue (in thousands)	$ 131,694	$ 122,293	$ 518,599	$ 451,366
Revenue:	International revenue as percentage of
	total revenue	42.9%	43.1%	42.6%	40.9%

(1) Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2011	2010	2011	2010
Revenue:	CAG	$ 251,325	$ 229,009	$ 999,722	$ 905,655
	Water	20,002	19,158	82,125	76,514
	LPD	24,131	24,600	94,112	81,177
	Other	11,743	10,990	42,730	40,046
	Total	$ 307,201	$ 283,757	$ 1,218,689	$ 1,103,392

Gross Profit:	CAG	$ 127,922	$ 110,700	$ 515,656	$ 458,491
	Water	12,879	11,786	51,555	48,231
	LPD	16,071	16,892	63,619	55,187
	Other	4,738	4,644	17,231	17,732
	Unallocated Amounts	(2,729)	749	(1,555)	(1,018)
	Total	$ 158,881	$ 144,771	$ 646,506	$ 578,623

Income from
Operations:	CAG	$ 44,697	$ 36,717	$ 189,834	$ 165,213
	Water	8,517	7,385	33,844	31,613
	LPD	5,765	7,156	23,739	19,603
	Other	2,763	2,067	2,556	4,125
	Unallocated Amounts	(6,443)	(2,521)	(13,748)	(16,673)
	Total	$ 55,299	$ 50,804	$ 236,225	$ 203,881

Gross Profit
(as a percentage
of revenue):	CAG	50.9%	48.3%	51.6%	50.6%
	Water	64.4%	61.5%	62.8%	63.0%
	LPD	66.6%	68.7%	67.6%	68.0%
	Other	40.3%	42.3%	40.3%	44.3%

Income from
Operations
(as a percentage
of revenue):	CAG	17.8%	16.0%	19.0%	18.2%
	Water	42.6%	38.6%	41.2%	41.3%
	LPD	23.9%	29.1%	25.2%	24.2%
	Other	23.5%	18.8%	6.0%	10.3%

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	December 31, 2011	December 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth (3)

CAG	$251,325	$229,009	$22,316	9.7%	0.3%	0.9%	8.5%
Water	20,002	19,158	844	4.4%	0.2%	-	4.2%
LPD	24,131	24,600	(469)	(1.9%)	0.7%	-	(2.6%)
Other	11,743	10,990	753	6.9%	0.9%	-	6.0%
Total	$307,201	$283,757	$23,444	8.3%	0.3%	0.8%	7.2%

Three Months Ended
Net CAG Revenue	December 31, 2011	December 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$102,377	$95,921	$6,456	6.7%	0.3%	-	6.4%
Rapid assay products	35,459	31,038	4,421	14.2%	0.1%	-	14.1%
Reference laboratory diagnostic and consulting services	91,677	81,244	10,433	12.8%	0.2%	2.7%	9.9%
Practice management systems and digital radiography	21,812	20,806	1,006	4.8%	(0.1%)	-	4.9%
Net CAG revenue	$251,325	$229,009	$22,316	9.7%	0.3%	0.9%	8.5%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended December 31, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended December 31, 2011.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended December 31, 2011 compared to the three months ended December 31, 2010 attributed to acquisitions subsequent to September 30, 2010.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended December 31, 2011 compared to the three months ended December 31, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories Amounts in thousands (Unaudited)

Twelve Months Ended
Net Revenue	December 31, 2011	December 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth (3)

CAG	$999,722	$905,655	$94,067	10.4%	2.3%	0.3%	7.8%
Water	82,125	76,514	5,611	7.3%	2.5%	-	4.8%
LPD	94,112	81,177	12,935	15.9%	4.5%	-	11.4%
Other	42,730	40,046	2,684	6.7%	2.1%	-	4.6%
Total	$1,218,689	$1,103,392	$115,297	10.4%	2.4%	0.2%	7.8%

Twelve Months Ended
Net CAG Revenue	December 31, 2011	December 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$394,586	$354,239	$40,347	11.4%	2.7%	-	8.7%
Rapid assay products	154,342	146,538	7,804	5.3%	1.2%	-	4.1%
Reference laboratory diagnostic and consulting services	373,919	329,666	44,253	13.4%	2.7%	0.8%	9.9%
Practice management systems and digital radiography	76,875	75,212	1,663	2.2%	0.4%	-	1.8%
Net CAG revenue	$999,722	$905,655	$94,067	10.4%	2.3%	0.3%	7.8%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the twelve months ended December 31, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the twelve months ended December 31, 2011.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010 attributed to acquisitions subsequent to December 31, 2009.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Balance Sheet Amounts in thousands (Unaudited)

					December 31,	December 31,
					2011	2010
Assets:		Current Assets:
		Cash and cash equivalents			$ 183,895	$ 156,915
		Accounts receivable, net			141,275	120,080
		Inventories			133,099	127,885
		Other current assets			65,958	55,711
		Total current assets			524,227	460,591
		Property and equipment, net			216,777	201,725
		Other long-term assets, net			289,810	234,828
		Total assets			$ 1,030,814	$ 897,144
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 36,551	$ 22,669
		Accrued liabilities			141,383	118,598
		Debt			243,917	129,862
		Deferred revenue			15,028	13,983
		Total current liabilities			436,879	285,112
		Long-term debt, net of current portion			2,501	3,418
		Other long-term liabilities			51,841	34,333
		Total long-term liabilities			54,342	37,751

	Total stockholders' equity				539,579	574,235
	Noncontrolling interest				14	46
	Total equity				539,593	574,281
	Total liabilities and stockholders' equity				$ 1,030,814	$ 897,144

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2011	2011	2011	2011	2010
Selected
Balance Sheet	Days sales outstanding(1)	41.0	43.1	41.2	40.2	38.7
Information:	Inventory turns(2)	1.8	1.7	1.7	1.8	1.8

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Cash Flows Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2011	2010
Operating:	Cash Flows from Operating Activities:
	Net income	$ 161,754	$ 141,320
	Non-cash charges	68,441	58,774
	Changes in assets and liabilities	6,512	(3,135)
	Tax benefit from share-based compensation arrangements	(16,007)	(18,126)
	Net cash provided by operating activities	220,700	178,833
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(52,464)	(38,908)
	Proceeds from disposition of pharmaceutical product line	3,000	-
	Proceeds from sale of property and equipment	225	112
	Acquisitions of intangible assets and businesses, net of cash acquired	(47,757)	(394)
	Investment in notes receivable	-	(4,000)
	Net cash used by investing activities	(96,996)	(43,190)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	113,903	10,143
	Payment of notes payable	(863)	(813)
	Repurchases of common stock	(255,505)	(143,090)
	Proceeds from the exercise of stock options and employee stock purchase plans	28,801	28,865
	Tax benefit from share-based compensation arrangements	16,007	18,126
	Net used by financing activities	(97,657)	(86,769)
	Net effect of changes in exchange rates on cash	933	1,313
	Net increase in cash and cash equivalents	26,980	50,187
	Cash and cash equivalents, beginning of period	156,915	106,728
	Cash and cash equivalents, end of period	$ 183,895	$ 156,915

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2011	2010
Free Cash
Flow:	Net cash provided by operating activities	$ 220,700	$ 178,833
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	16,007	18,126
	Purchases of property and equipment	(52,464)	(38,908)
	Free cash flow	$ 184,243	$ 158,051

IDEXX Laboratories, Inc. and Subsidiaries Common Stock Repurchases Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Share repurchases during the period	1,236	407	3,419	2,487
Average price paid per share	$ 72.43	$ 63.73	$ 74.74	$ 57.53

Shares remaining under repurchase authorization as of December 31, 2011 totaled 4,387,707.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155